UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 4, 2005

GEOKINETICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-9268	No. 94-1690082
(Commission File Number)	(IRS Employer Identification No.)

One Riverway, Suite 2100	77056
Houston, Texas	(Zip Code)
(Address of Principal Executive Offices)

(713) 850-7600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:              Entry into a Material Definitive Agreement.

Geokinetics Inc., a Delaware corporation (the “Company”), previously disclosed on Form 10-KSB for the fiscal year ended December 31, 2003, that the Board of Directors of the Company (the “Board”) adopted a Senior Executive Incentive Program (the “Senior Executive Incentive Program”), pursuant to which the Company’s senior executives and key employees may earn annual bonus compensation based upon the Company’s performance in relation to its cash flow.  Specifically, at the end of each fiscal year, the Board determines and establishes an annual bonus pool (the “Bonus Pool”) equal to 10% of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for such fiscal year, less capital expenditure budget overages not previously approved by the Board.  Under the Senior Executive Incentive Program, no Bonus Pool is established for any fiscal year if the Company’s consolidated earnings before interest and taxes (“EBIT”) for such year are negative.  The Board allocates the Bonus Pool among participants in the Senior Executive Incentive Program in its sole discretion, subject to the terms of any employment agreements with the participants in the program.  Any bonuses awarded under the Senior Executive Incentive Program are determined by the Board and must be paid within 90 days after the end of the fiscal year for which the Bonus Pool has been determined.

In reviewing the results of the Company’s operations for the fiscal year ended December 31, 2004, the Board determined that, although not all requirements for establishment of a Bonus Pool were satisfied, a substantial portion of the necessary criteria were satisfied.  Therefore, on February 23, 2005, the Board determined to award bonuses to six senior executives and key employees.  On March 4, 2005, bonuses were awarded to such senior executives and key employees in the aggregate amount of $190,000.

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SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEOKINETICS INC.

Date: March 21, 2005	By:	/s/ Thomas J. Concannon
Thomas J. Concannon, Vice President and Chief Financial Officer

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